EXHIBIT 99.1

[IRIS INTERNATIONAL COMPANY LOGO]

                                                NEWS RELEASE

CONTACTS:    CESAR GARCIA
             PRESIDENT AND CHIEF EXECUTIVE OFFICER
             818-709-1244 X123 OR
             RON STABINER, THE WALL STREET GROUP, INC.
             212-888-4848

FOR IMMEDIATE RELEASE:


IRIS EXPECTS REVENUE GROWTH IN 2004 TO INCREASE 30-35%

CHATSWORTH, CALIF., OCT. 27, 2004 - IRIS INTERNATIONAL, INC. (NASDAQ: IRIS) Chief Executive Officer Cesar Garcia today announced that the Company expects to achieve revenue growth of 30-35% in 2004, exceeding its previously announced revenue guidance of 25%.

Mr. Garcia said that revenue guidance for this year was being upgraded on the heels of Tuesday's announcement that the Company had record revenues of $11.8 million for the third quarter and $31.4 million for the nine months ended Sept. 30, 2004. For all of 2003 the Company had net revenue of $31.5 million.

Mr. Garcia, during a presentation at the Rodman & Renshaw Techvest 6th Annual Healthcare Conference in New York City, noted that the Company's earnings guidance for 2004 of $0.14 to $0.16 cents per share remains unchanged, due to an impairment charge taken in the third quarter. IRIS reported EPS of $0.03 per share for the third quarter and $0.09 for the nine months ended Sept. 30, 2004. EPS would have been $0.05 for the quarter and $0.11 for the nine months ended Sept. 30, 2004, had it not been for the $531,000 or $0.02 per share non-cash impairment charge related to a security held by IRIS since 1999, whose market value had declined this year.

A   webcast   of   Mr.    Garcia's    presentation    can   be    accessed    at
www.rodmanandrenshaw.com and will be archived for listening for 90 days.

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. The Company's StatSpin(R) subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.


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SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks,"
"anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


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